Exhibit 4.15
SUPPLEMENTAL INDENTURE
     Supplemental Indenture (this “Supplemental Indenture”), dated as of March 17, 2011, among RSC Equipment Rental, Inc., an Arizona corporation (“RSC”), RSC Holdings III, LLC, a Delaware limited liability company (the “Company,” and together with RSC, the “Issuers”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Issuers have heretofore executed and delivered to the Trustee a Senior Notes Indenture, dated as of January 19, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of $650,000,000 principal amount of 8 1/4% Senior Notes due 2021 (the “Notes”);
     WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
     WHEREAS, the execution of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Issuers have delivered to the Trustee an Officer’s Certificate, and counsel for the Issuers has delivered an Opinion of Counsel with respect to such authorization, and all things necessary to make this Supplemental Indenture a valid agreement of the Issuers and the Trustee in accordance with its terms have been done.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     (1)   Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     (2)   Amendment to Section 101. The definition of “Exchange Notes” in Section 101 is hereby amended by deleting the definition in its entirety and replacing it with the following:
“Exchange Notes” means the Issuers’ 8 1/4% Senior Notes due 2021, containing terms substantially identical to the Initial Notes or any Initial Additional Notes (except that (i) such Exchange Notes may omit terms with respect to transfer restrictions and may be registered under the Securities Act, and (ii) certain provisions relating to an increase in the stated rate of interest thereon may be eliminated), that are issued and exchanged for (a) the Initial Notes, as provided for in a registration rights agreement relating to such Initial Notes and this Indenture, or (b) such Initial Additional Notes as may be provided in any registration rights agreement relating to such Additional Notes that are Notes and this Indenture (including any amendment or supplement hereto.)
     (3)   Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     (4)   Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
     (5)   Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     (6)   The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.
     (7)   Successors. All agreements of the Issuers in this Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
[Signature Page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Issuers RSC EQUIPMENT RENTAL, INC.
By:	/s/ JOSEPH M. WEBB
	Name:	Joseph M. Webb
	Title:	Vice President and Assistant Corporate Secretary

RSC HOLDINGS III, LLC
By:	/s/ JOSEPH M. WEBB
	Name:	Joseph M. Webb
	Title:	Vice President and Assistant Corporate Secretary

Trustee WELLS FARGO BANK, National Association, as Trustee
By:	/s/ MARTIN G. REED
	Name:	Martin G. Reed
	Title:	Vice President